Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports That
Profitability More Than Doubles for the Quarter Ended
September 30, 2010

GEORGETOWN, MASSACHUSETTS, October 25, 2010 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended September 30, 2010 of $365,000, or $.14 per basic and diluted share, compared to net income of $158,000, or $.06 per basic and diluted share, for the three months ended September 30, 2009.

Robert E. Balletto, President and Chief Executive Officer, said, “The Company continued the trend of significant improvement in its financial performance, as net income for the quarter more than doubled on a year over year basis. The driving factor behind our financial performance has been the successful execution of our strategic plan, which has included the prudent development of commercial lending, while maintaining asset quality. I continue to be encouraged by the development of our residential mortgage banking operation in accordance with our strategic plan. It will provide a vital source of future earnings for the Company.”

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Three Months Ended	Year Ended
	September 30, 2010	June 30, 2010
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$208,242	$211,545
Cash and cash equivalents	5,419	7,340
Loans receivable, net	178,076	175,867
Allowance for loan losses	1,682	1,676
Investment securities (1)	11,452	14,643
Deposits	155,146	147,286
Borrowings	32,288	43,368

Total stockholders' equity	18,740	18,368
Stockholders' equity to total assets at end of period	9.00%	8.68%
Total shares outstanding	2,638,387	2,638,387

Asset Quality Data:
Total non-performing loans	$452	$370
Other real estate owned	53	66
Total non-performing assets	505	436
Non-performing loans to total loans	0.25%	0.21%
Non-performing assets to total assets	0.24%	0.21%
Allowance for loan losses to non-performing loans	372.12%	452.97%
Allowance for loan losses to total loans	0.94%	0.94%
Loans charged off	$20	$155
Recoveries on loans previously charged off	3	15

	Three Months Ended
	September 30,
	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,830	$2,612
Interest expense	857	1,031
Net interest income	1,973	1,581
Provision for loan losses	23	33
Net interest income after
provision for loan losses	1,950	1,548
Non-interest income	308	239
Non-interest expense	1,676	1,528
Income before income taxes	582	259
Income tax provision	217	101
Net income	$365	$158

Net income per share: basic and diluted	$0.14	$0.06

Performance Ratios:
Return on average assets	0.69%	0.32%
Return on average equity	7.87%	3.62%
Interest rate spread	3.70%	3.11%
Net interest margin	3.95%	3.41%
Efficiency ratio (2)	73.50%	83.98%
Non-interest expense to average total assets	3.18%	3.09%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

END